UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2004

TRIZEC PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16765	33-0387846
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

233 South Wacker Drive, 46th Floor, Chicago IL (Address of principal executive offices)	60606 (Zip Code)

Registrant’s telephone number, including area code:
(312) 798-6000

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On October 21, 2004, the Compensation Committee of the Board of Directors of Trizec Properties, Inc. (the “Company”) made awards to certain senior executives of the Company under a long-term incentive compensation program known as the Trizec Properties, Inc. 2004 Long-Term Outperformance Compensation Program (the “OPP”). The OPP was designed as a feature of the Trizec Properties, Inc. 2002 Long-Term Incentive Plan, as amended (the “LTIP”), which plan previously was approved by the Company’s shareholders, to provide meaningful incentives to senior executives to increase shareholder value by aligning the interests of senior management with the interests of the Company’s shareholders. Pursuant to the terms of the awards, each participant was granted a specified percentage allocation of an incentive pool potentially created under the OPP. The size and dollar value of the incentive pool, if any, will depend on the extent to which the Company’s performance over a three-year period, as measured by the Company’s total return to shareholders, exceeds a pre-established performance threshold. The awards granted to each of the Company’s executive officers, expressed as a percentage allocation of the total incentive pool, were as follows: Timothy H. Callahan, 25%; Michael C. Colleran, 14%; William R.C. Tresham, 14%; and Ted R. Jadwin, 3%. The Compensation Committee of the Board of Directors retained an independent compensation consultant to assist the Committee in developing the OPP. The OPP is described in further detail below.

     The OPP is a three-year program, with the first day of the measurement period commencing on October 20, 2004 (the “Effective Date”) and the last day of the measurement period ending on October 19, 2007 (the “Valuation Date”). The pre-established performance threshold under the OPP (the “Outperformance Threshold”) is equal to the greater of (a) 110% of the average of the total rate of return to shareholders achieved by members of a pre-determined peer group of companies over the three-year measurement period and (b) a 10% total annual rate of return to the Company’s shareholders, compounded annually over the three-year measurement period. If the total rate of return to the Company’s shareholders over the three-year measurement period exceeds the Outperformance Threshold (such excess amount, the “Excess Rate of Return”), then the aggregate award amount allocable to participants (the “Outperformance Amount”) will be a dollar amount equal to 6% of the product of $2,442,851,072 (representing the Company’s market capitalization on the Effective Date) multiplied by the Excess Rate of Return. “Total return to shareholders” in respect of the Company and members of the peer group will be measured by taking the sum of the cumulative amount of dividends paid in respect of the common stock for the period plus the appreciation in share price over the period, and dividing that total by the share price on the Effective Date. For purposes of computing the “share price” on any given date, the average closing price of the common stock over the 20 trading days ending on such date will be used. The share price of the Company’s common stock as of the Effective Date was $16.08.

     Awards ultimately will be paid to participants in the form of shares of restricted common stock granted under the LTIP. If an insufficient number of shares is available for issuance under the LTIP, then the number of restricted shares granted to each participant will be reduced on a pro rata basis and the remaining portion of each participant’s award will be paid in cash. Subject to certain limited exceptions, the Outperformance Amount and the maximum number of shares issuable to participants may not exceed the lesser of (a) $25,000,000 and (b) 2.5% of the aggregate number of shares of Company common stock outstanding on a fully diluted basis as of the Valuation Date.

     Awards will be paid to participants as soon as practicable following the Valuation Date, with 75% of an award vesting on the Valuation Date and 25% of an award vesting on the first anniversary of the Valuation Date, provided that the participant remains employed by the Company through each such vesting date. Upon payment of a restricted share award, only 25% of such award shares may be sold during each of the four years following the date of payment.

     If prior to the applicable vesting date, a participant’s employment with the Company terminates for any reason other than death or disability, then the unvested portion of the participant’s award will be immediately cancelled. Upon the death or disability of a participant or upon a “change in control” as defined under the OPP, each award will immediately vest in full and be valued as of such date.

     The OPP, including a form of award agreement thereunder, is filed as Exhibit 10.1 to this Current Report on Form 8-K. The LTIP previously was filed and hereby is incorporated by reference from the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-87548).

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

10.1	Trizec Properties, Inc. 2004 Long-Term Outperformance Compensation Program under the Trizec Properties, Inc. 2002 Long-Term Incentive Plan, including form of award agreement as Exhibit A thereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIZEC PROPERTIES, INC.
Date: October 27, 2004	By:	/s/ TIMOTHY H. CALLAHAN
Timothy H. Callahan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Trizec Properties, Inc. 2004 Long-Term Outperformance Compensation Program under the Trizec Properties, Inc. 2002 Long-Term Incentive Plan, including form of award agreement as Exhibit A thereto.